ROSS MILLER	Filed in the office of	Document Number
Secretary of State	Ross Miller signature	20140219818-26
2014 North Carson Street, Suite 1	Ross Miller	Filing Date and Time:
Carson City, Nevada 89701-4520	Secretary of State	03/26/2014 10:29 AM
(775) 684-5708	State of Nevada	Entity Number
Website: www.nvsos.gov		C1762-2000

CERTIFICATE TO ACCOMPANY

RESTATED ARTICLES OF

AMENDED AND RESTATED ARTICLES

(PURSUANT TO NRS)

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation

(Pursuant to NRS 78.403, 82,371, 86.221, 87A, 88.355 or 88A.250)

(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability

Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1.Name of Nevada entity as last recorded in this office:

20/20 Global, Inc.

2.The articles are (mark only one box): [  ] Restated  [X] Amended and Restated

Please entitle your attached articles “Restated” or “Amended and Restated” accordingly.

3.Please indicate what changes have been made by checking the appropriate box:*

[X] The authorized shares have been amended.

[X] Articles have been added.

[X] Articles have been deleted.

4.Effective date and time of filing (optional):

Date: 30 April 2014	Time: 11:59 p.m. PDT

*This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restates Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

CERTIFICATE OF THE SECRETARY

AS TO

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

20/20 GLOBAL INC.

20/20 Global, Inc., a corporation organized and existing under the laws of the state of Nevada (the “Corporation”), certifies that:

1.The original name of the Corporation was RM Investors, Inc. The Corporation’s original articles of incorporation were filed with the state of Nevada on January 21, 2000. On March 25, 2014, RM Investors, Inc. filed an amendment to its articles of incorporation changing its name to 20/20 Global, Inc.

2.These Amended and Restated Articles of Incorporation were duly adopted in accordance with Section 78.403 of the Nevada Revised Statutes, and restate, integrate, and further amend and restate the provisions of the Corporation’s articles of incorporation including the follow changes to take effect at 11:59 pm PDT on April 30, 2014.

(a)Increase the authorized capital stock to 105,000,000 shares;

(b)Set the number of authorized preferred shares at 5,000,000; and

(c)Effect a two for one forward stock split of the 1,240,000 shares of issued and outstanding shares of common stock.

3.The text of the original articles of incorporation is amended and restated to read as set forth in Appendix A attached hereto.

4.Pursuant to Section 78.390 et seq. of the Nevada Revised Statutes, the following Amended and Restated Articles of Incorporation were adopted by joint written consent of the directors of the Corporation and stockholders of the Corporation, holding a majority of the voting power of the issued and outstanding common stock as March 14, 2014. The Corporation has only shares of common stock issued and outstanding.

IN WITNESS WHEREOF, 20/20 Global, Inc. has caused these Amended and Restated Articles of Incorporation to be signed by Karen Johnson, a duly authorized officer of the Corporation, on this 25th day of March, 2014.

/s/ Karen Johnson

Karen Johnson, Secretary

Appendix A to Certificate of Secretary

as to Amended and Restated Articles of

Incorporation of 20/20 Global, Inc.

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

20/20 GLOBAL, INC.

These Amended and Restated Articles of Incorporation of 20/20 Global, Inc. (hereinafter referred to as the “Corporation”), have been duly adopted in accordance with Section 78.403 of the Nevada Revised Statutes and amend and restate the articles of incorporation of RM Investors, Inc., which were originally filed with the state of Nevada on January 21, 2000, and amended on March 25, 2014 to change the name of the Corporation to 20/20 Global, Inc.

Article I

Name

The name of the Corporation shall be 20/20 Global, Inc.

Article II

Period of Duration

The Corporation shall continue in existence perpetually unless sooner dissolved according to law.

Article III

Purposes and Powers

The Corporation is organized to engage in any and all lawful purposes, activities, and pursuits for which corporations may be organized under laws of the state of Nevada and to exercise all powers allowed or permitted thereunder.

Article IV

Authorized Shares

The Corporation shall have the authority to issue shares 105,000,000 shares of capital stock as follows:

(a)One Hundred Million (100,000,000) shares of common stock, $0.001 par value (“Common Stock”). Each share of Common Stock shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of the stockholders.

Upon the effective time (the “Effective Time”) of the filing of these Amended and Restated Articles of Incorporation, each one (1) share of the Corporation’s Common Stock that is issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time (which shall include each fractional interest in Common Stock in excess of one (1) share held by any stockholder), is and shall be subdivided and reclassified into two (2) fully paid, nonassessable shares of Common Stock (or, with respect to such fractional interests, if any, such lesser number of shares as may be applicable based upon such two-to-one (2-to-1) ratio) (the “Forward Stock Split”). Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been subdivided and reclassified. The authorized number of shares and par value per share of Common Stock shall not be affected by the Forward Stock Split. Effective time shall mean 11:59 p.m. Pacific Daylight Time on April 30, 2014.

(b)Five Million (5,000,000) shares of preferred stock, $0.001 par value (“Preferred Stock”). The board of directors of the Corporation is hereby expressly granted authority, without stockholder action, and within the limits set forth in the Nevada Revised Statutes, to:

(i)designate, in whole or in part, the voting powers, designation, preferences, limitations, restrictions, and relative rights of each class of shares before the issuance of any shares of that class;

(ii)create one or more series within a class of shares, fix the number of shares of each such series, and designate in whole or part the voting powers, designation, preferences, limitations, restrictions, and relative rights of the series, all before the issuance of any shares of that series; or

(iii)alter or revoke the preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares.

The allocation between the classes or among the series of each class of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution shall be as designated by the board of directors. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation’s bylaws, or in any amendment hereto or thereto, shall be vested in the Common Stock. Accordingly, unless and until otherwise designated by the board of directors of the Corporation, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

Shares of any class of stock may be issued, without stockholder action, in one or more series, as may from time to time be determined by the board of directors.

Article V

Board of Directors

The Corporation’s business and affairs shall be managed and controlled by or under the direction of the board of directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by these articles of incorporation directed or required to be exercised or done by the Corporation’s stockholders. In addition, the following provisions shall apply:

(a)The number of directors shall not be less than two nor more than nine, with the exact number of directors to be fixed from time to time only by the vote of a majority of the entire board of directors. No decrease in the number of directors shall shorten the term of any incumbent director.

(b)Notwithstanding the provisions of the foregoing paragraph, whenever the holders of any class or series of stock shall have the right, voting as a class or series or otherwise, to elect directors, the then-authorized number of directors of the Corporation shall be increased by the number of the additional directors so to be elected, and the holders of such stock shall be entitled, as a class or series or otherwise, to elect such additional directors. Any directors so elected shall hold office until their rights to hold such office terminate pursuant to the provisions of such stock. The provisions of this paragraph shall apply notwithstanding the maximum number of directors hereinabove set forth.

(c)The board of directors may, by the vote of a majority of the entire board, prescribe qualifications of candidates for the office of director of the Corporation, but no director then in office shall be disqualified from office as a result of the adoption of such qualification.

(d)The term of office of each director shall expire at the annual meeting of the stockholders in the first succeeding year following the year of incorporation or thereafter when his respective successor is elected and has qualified. At each annual election, the directors chosen to succeed those whose terms then expire shall be elected for a term expiring at the next succeeding annual meeting or thereafter when their respective successors are elected and have qualified.

(e)At a meeting of stockholders called expressly for that purpose, one or more members of the board (including the entire board) may be removed, with or without cause, by the holders of two-thirds of the shares then entitled to vote at an election of directors.

(f)Vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office though less than a quorum, and each director so chosen shall hold office for the unexpired term to which elected and until his successor is elected and qualified or until his earlier resignation or removal. If there are no directors in office, then an election of directors may be held in the manner provided by law.

Article VI

Limitation on Liability of Directors and Officers

To the fullest extent permitted by the Nevada Revised Statutes or any other applicable law as now in effect or as it may hereafter be amended, a director or officer of the Corporation shall have no personal liability to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer.

Article VII

Indemnification of Officers, Directors, and Others

(a)The Corporation shall indemnify each director and officer of the Corporation and his respective heirs, administrators, and executors against all liabilities and expenses reasonably incurred in connection with any action, suit, or proceeding to which he may be made a party by reason of the fact that he is or was a director or officer of the Corporation, to the full extent permitted by the laws of the state of Nevada now existing or as such laws may hereafter be amended. The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation.

(b)The Corporation may, at the discretion of the board of directors, indemnify any person who is or was a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of the action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such a person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the court in which the action or suit was brought shall determine on application that, despite the adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Article VIII

Transactions with Officers and Directors

No contract or other transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any corporation, firm, or association in which one or more of its directors or officers are directors or officers or are financial interested, is either void or voidable solely for this reason or solely because any such director or officer is present at the meeting of the board of directors or a committee thereof that authorizes or approves the contract or transaction, or because the vote or votes of common or interested directors are counted for such purpose, if the circumstances specified in any of the following paragraphs exist:

(a)the fact of the common directorship or financial interest is disclosed or known to the board of directors or committee and noted in the minutes, and the board or committee authorizes, approves, or ratifies the contract or transaction in good faith by a vote sufficient for the purpose without counting the vote or votes of such common or interested director or directors;

(b)the fact of the common directorship or financial interest is disclosed or known to the stockholders, and they approve or ratify the contract or transaction in good faith by a majority vote or written consent of stockholders holding a majority of the shares entitled to vote; the votes of the common or interested directors or officers shall be counted in any such vote of stockholders; or

(c)the contract or transaction is fair as to the Corporation at the time it is authorized or approved.

Article IX

Meetings of Stockholders

Subject to the rights of the holders of any series of Common Stock, special meetings of stockholders of the Corporation may be called only by the board of directors pursuant to a resolution duly adopted by a majority of the total number of directors that the Corporation would have if there were no vacancies. At any annual meeting or special meeting of stockholders of the Corporation, only such business shall be conducted as shall have been brought before such meeting in the manner provided by the bylaws of the Corporation.

Article X

No Limitations on Voting Rights

To the extent permissible under the applicable law of any jurisdiction to which the Corporation may become subject by reason of the conduct of business, the ownership of assets, the residence of stockholders, the location of offices or facilities, or any other item, the Corporation elects not be governed by the provisions of any statute that: (a) limits, restricts, modifies, suspends, terminates, or otherwise affects the rights of any stockholder to cast one vote for each share of stock registered in the name of such stockholder on the books of the Corporation, without regard to whether such shares were acquired directly from the Corporation or from any other person and without regard to whether such stockholder has the power to exercise or direct the exercise of voting power over any specific fraction of the shares of stock of the Corporation issued and outstanding; or (b) grants to any stockholder the right to have his stock redeemed or purchased by the Corporation or any other stockholder of the Corporation. Without limiting the generality of the foregoing, the Corporation expressly elects not to be governed by or be subject to the provisions of Sections 78.378 through 78.3793 of the Nevada Revised Statutes or any similar or successor statutes adopted by any state that may be deemed to apply to the Corporation from time to time.

Article XI

Acquisition of Controlling Interest

The provisions of the Nevada Revised Statutes Sections 78.378 et seq. pertaining to the acquisition of a controlling interest of the issued and outstanding shares of the Corporation shall not be applicable to the acquisition of a controlling interest of the securities of the Corporation. This election is made in accordance with the provisions of Section 78.378 of the Nevada Revised Statutes.

Article XII

Amendments

The Corporation reserves the right to amend, alter, change, or repeal all or any portion of the provisions contained in these Amended and Restated Articles of Incorporation from time to time in accordance with the laws of the state of Nevada, and all rights conferred on stockholders herein are granted subject to this reservation.

Article XIII

Adoption or Amendment of Bylaws

The initial bylaws of the Corporation shall be adopted by the board of directors. The power to alter, amend, or repeal the bylaws or adopt new bylaws shall be vested in the board of directors, but the stockholders of the Corporation may also alter, amend, or repeal the bylaws or adopt new bylaws. The bylaws may contain any provisions for the regulation or management of the affairs of the Corporation not inconsistent with the laws of the state of Nevada now or hereafter existing.